Exhibit 4.7

FIRST AMENDMENT AND RESTATED AGREEMENT

DATED 12TH DECEMBER, 2005

STRATEGIC COOPERATION AGREEMENT

Between

Deutsche Telekom AG

Friedrich Ebert Allee

53227 Bonn

Germany

(“DTAG”)

represented by T-Com

and

Magyar Telekom Rt.,

1013 Budapest, Krisztina krt. 55.

Hungary

(“Magyar Telekom”)

together referred to as “Parties”

Preamble

1                                          Magyar Telekom is a company organized under the laws of the Republic of Hungary as a joint stock company that performs telecommunications services in fixed and on-line segment. Magyar Telekom provides full scope of telecommunications services in Hungary based on an integrated service approach.

2.                                       Magyar Telekom’s majority owner is Deutsche Telekom (“DTAG”) via MagyarCom Holding and therefore Magyar Telekom belongs to the Deutsche Telekom group (“DTAG Group”). DTAG will exercise all of its rights under this Agreement relating to the fixed line segment through its fixed line branch T-Com.

3.                                       As Magyar Telekom wishes to benefit of T-Com’s expertise in fixed line communications business, Magyar Telekom wants T-Com’s support in managing the fixed line communications business in Hungary and leverage synergies for Magyar Telekom and thus create benefits for shareholders of Magyar Telekom.

4.                                       In order to realize this effectively DTAG represented by T-Com and Magyar Telekom want to conclude this Strategic Cooperation Agreement

5.                                       The Parties amended the original Strategic Cooperation Agreement dated 15th December, 2004 on 6th October, 2005 by including a new Section 4.1. g). According to this first amendment agreement the restated text of the Strategic Cooperation Agreement shall include the above specified amendment.

Therefore, the Parties now agree,

§ 1 Assistance in managing the fixed line communications business within Magyar Telekom
Group through strategic partnership with DTAG

1.                                       Magyar Telekom and T-Com will arrange and coordinate their efforts to guarantee proper and orderly cooperation in the herein stated areas of Magyar Telekom fixed line business and any non-mobile business in both strategic and operational area where synergy potential could be achieved by exploiting benefits from DTAG’s knowledge and know-how and applying it to the fixed line telecommunications business performed within Magyar Telekom Group.

2.                                       In order to facilitate the implementation of the Strategic Cooperation Agreement the Parties stated in paragraph 1 of this Article, Magyar Telekom and T-Com agree that projects directly relating to T-Coms expertise in the fixed line communications business or other areas and which fall within an area of strategic or operational cooperation stated in this Strategic Cooperation Agreement will be executed with expert assistance of T-Com in the appropriate manner to be agreed between the Parties (e.g. holding bilateral meetings, establishing steering committees, entering into bilateral agreements, etc.).

§ 2 Shareholder Rights

1                                          The cooperation stated in this Strategic Cooperation Agreement or any other agreement that shall be signed between the Parties shall not affect the formal decision processes or instruction rights of the shareholders of Magyar Telekom as set out in its by-laws (such as its Articles of Association, Board of Directors or MC rules of procedures, if any, and the Internal operational Charter of Magyar Telekom) or provided for in the Hungarian law.

2.                                       The cooperation of the Parties provided for in this Strategic Cooperation Agreement shall not affect the formal decision making processes/rights/ corporate governance procedures, including instruction rights of Magyar Telekom in the various subsidiaries.

§ 3 Principles of Cooperation

1.                                       The Parties will organize their cooperation regarding fixed line and any non-mobile business within Magyar Telekom Group according to the following principles:

a)                                      Magyar Telekom performs directly to DTAG consolidated financial reporting in order to meet DTAG standards and additionally in order to meet all Hungarian statutory and tax requirements, IFRS, US GAAP and SOA standards.

In addition, Magyar Telekom will provide segment reporting directly to T-Com according to T-Com standards on a partial consolidation basis without Magyar Telekom’s subsidiaries, T-Mobil Hungary Rt. and Mobimak, in order to include Magyar Telekom into DT’s fixed line communications segment.

b)                                     The budget and the long-term planning for Magyar Telekom’s fixed-line business are developed by Magyar Telekom bottom-up, reconciled with T-Com and approved by Magyar Telekom’s Board of Directors as part of the Magyar Telekom Group Business Plan.

c)                                      DTAG, as the main shareholder of Magyar Telekom, will - pro rata to its stake in Magyar Telekom - exercise its right to nominate and elect suitable board members (such as Board of Directors, Supervisory Board) for Magyar Telekom and advise on their remuneration). Further on, T-Com will nominate suitable candidates for management positions and advisory positions considered as of strategic importance in the fixed-line business (selection, remuneration, remuneration policy, development & performance appraisal). Beyond that the targets, remuneration policy and performance appraisal for the company and the Management Committee (if any) members have to be reconciled with T-Com and approved by Magyar Telekom’s Board of Directors.

§ 4 Service Arrangements

1.                                       In addition to the acknowledged integrated business environment of Magyar Telekom T-Com will allow Magyar Telekom to learn further international expertise in the fields of fixed line telecommunication services as follows:

a)                                      T-Com will provide strategic advice and guidelines in development of the domestic and international strategy, the BSC/ Objectives and in Branding Issues.

b)                                     T-Com will provide advice and guidelines on basic and fixed line related (i) IT platforms and applications such as SAP and (ii) billing systems and (iii) processes.

c)                                      T-Com will provide advice and guidance on (i) network strategy, (ii) platforms and (iii) procurement.

d)                                     T-Com will provide advice and guidelines on marketing and sales, such as product development, innovations and distribution strategy.

e)                                      T-Com will provide advice and guidance on various reporting schemes (such as segment-based reporting, flash reports, controlling reports, accounting report etc.) according to DTAG standards. Thereby T-Com will ensure harmonisation at division level and provide advice and guidelines for (i) Mid Term Planning, (ii) Budgeting and (iii) Treasury.

f)                                        DTAG will provide advice and guidance an special human resources items, such as (i) DT Group leadership tools, (ii) know how transfer.

g)                                     T-Com will provide strategic advice and guidelines in the implementation and regarding all other issues with respect to the Sarbanes Oxley Act and its requirements for both Parties.

2.                                       The terms and conditions, and the form of co-operation on the above fields shall be further defined as needed between the Parties (e.g. holding bilateral meetings, establishing steering committees, entering into bilateral agreements, etc.).

§ 5 Duration

1.                                       This Strategic Cooperation Agreement shall come into force on January 1, 2005 and initially run until December 31, 2005. Thereafter it will automatically be extended by one year at a time unless terminated with three months’ advance notice, to become effective at the end of a calendar year.

2.                                       The right of each contracting party to terminate the Strategic Cooperation Agreement for good cause shall remain unaffected thereby.

3.                                       The Parties are required to return any and all documents and materials relating to the shareholding concerned, and all copies of such materials, upon termination of the Strategic Cooperation Agreement.

§ 6 Confidentiality

The Parties will keep secret any and all confidential knowledge and materials acquired while performing its responsibilities, subject to any statutory disclosure and information requirements.

§ 7 Final provisions

1.                                       This Strategic Cooperation Agreement shall be governed by and construed in accordance with the laws of the Republic of Hungary. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Venue of the Arbitration shall be Vienna.

2.                                       Any changes and amendments to this Strategic Cooperation Agreement must be made in writing in order to be valid. The same applies for the waiver of the written-form requirement.

3.                                       Should individual provisions of this Strategic Cooperation Agreement be or become invalid or unenforceable, or should the Strategic Cooperation Agreement contain an omission, this shall not affect the validity of the remaining provisions. In the place of the invalid provision, such provision shall be deemed to have been agreed as corresponds to the purpose of the invalid or unenforceable provision. In the event of omissions, such provision shall be deemed to have been agreed on which corresponds to what would reasonably have been considered from the outset in accordance with the intention and purpose of this Strategic Cooperation Agreement. In the event of any discrepancy between the terms of this Strategic Cooperation Agreement and Hungarian legislation or the by-laws of Magyar Telekom the Hungarian laws or by-laws of Magyar Telekom shall prevail.

4.                                       The Parties agree that they will only act and exercise any of its rights and powers under this Strategic Cooperation Agreement if such an action or exercise serves the best business interest of Magyar Telekom or adds value to its business results or operating environment.

The original Strategic Cooperation Agreement signed in Budapest, on 15th of December, 2004 is thereby restated with the first amendment on 12th October, 2005.

on behalf of	on behalf of
Deutsche Telekom AG (T-Com):	Magyar Telekom Rt.:

Dr. Ralph Rentschler	Elek Straub
Member of the	Chief Executive Officer and
Board of Management T-Com	Chairman of the Board

Horst Hermann	Dr. Klaus Hartmann
Senior Executive Vice President	Member of the Board